Exhibit 99.1

NEWS RELEASE

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-5396
P.O. Box 778
Deerfield, IL 60015-0778

FOR IMMEDIATE RELEASE

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

DADE BEHRING ANNOUNCES DIVIDEND AND STOCK REPURCHASE PLAN

Refinancing Agreement Successfully Completed; Bond Redemption to Occur in Early June

Deerfield, IL (April 27, 2005) — Dade Behring (NASDAQ: DADE), the world’s largest company solely dedicated to clinical diagnostics, announced today that its board of directors has approved a quarterly cash dividend plan, the first in its history, and has declared that the initial dividend of $.06 per share of common stock be payable on June 20, 2005, for shareholders of record as of June 1, 2005.  In addition, the board has approved a stock repurchase program of up to 2.5 million shares.

“Over time the company will purchase stock in the open market, as it deems appropriate, using free cash flow,” said John Duffey, Dade Behring’s Chief Financial Officer.  “We will also continue to make the right investments in R&D and strategic customer initiatives, and to repay debt.”

In addition, the company has announced the closing of a new $600 million revolving credit facility, due 2010.  This new facility replaces the company’s former arrangement and is intended to create liquidity and save the company interest costs.  Under the company’s current credit ratings, U. S. dollar borrowing costs on the new facility are LIBOR plus 62.5 basis points.  In the second quarter of 2005, the company will incur a one-time non-cash pre-tax charge of $8 million, representing the write-off of deferred financing fees from the pre-existing credit agreement.

The Dade Behring Board of Directors also has approved the immediate redemption of the company’s remaining $275 million 11.91% senior subordinated notes, using the make-whole provision under the bond indenture.  The company anticipates the redemption to occur in early June, following the required 30-day notification to bondholders, which has been initiated.  The company will incur a one-time pre-tax cost of $24 million in the second quarter of 2005, which represents the premium paid to bondholders to redeem the bonds.

“Our intent is to maximize shareholder value through intelligent management of our business and through strategic decisions such as these that allow us considerable flexibility to fuel growth,” said Jim Reid-Anderson, Dade Behring’s Chairman, President, and Chief Executive Officer.  “Each of these decisions is designed to positively impact our future potential.  Taken together, they become even more significant and should provide us great momentum for the future.”

With 2004 revenues of nearly $1.6 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the internet at www.dadebehring.com.

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